EXHIBIT 10.3

EMPLOYMENT AND NONCOMPETITION AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of the 7th day of April, 2003 by and between CHARLES L. THOMPSON, a resident of Hamilton County, Tennessee (“Executive”), NEXT, INC. a Delaware corporation (the “Company”) and RAE & COMPANY (“RAE”), a Georgia corporation.

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the Company is a party to a Consulting and Noncompetition Agreement dated as of December 19, 2001 (the “Consulting Agreement”) with RAE of which Executive is the sole shareholder;

WHEREAS, the Company and RAE mutually desire to terminate the Consulting Agreement effective as of the date hereof; and

WHEREAS, Company desires to employ Executive and Executive desires to be employed by Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Termination. The Company and RAE agree that the Consulting Agreement is hereby terminated and that neither party shall have any rights, responsibilities or obligations thereunder as of the date hereof.

2. Employment. The Company hereby employs Executive, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

3. Position and Duties.

3.1 Service with the Company. During the Term (as hereinafter defined), Executive agrees to serve as the Chief Financial Officer of the Company and to perform such reasonable employment duties as the Board of Directors of the Company (the “Board of Directors” or the “Board”) shall assign to him from time to time. Executive’s services pursuant to this Agreement shall be performed primarily in Chattanooga, Tennessee, or at such other locations as the Company and Executive may agree upon from time to time.

3.2 Performance of Duties. Executive agrees to serve the Company faithfully and to perform Executive’s duties and responsibilities to the best of Executive’s abilities in a reasonably diligent, trustworthy, businesslike and efficient manner. Executive further agrees to devote his primary business time, attention and efforts to the business and affairs of the Company during the Term. Executive hereby confirms that he is under no contractual commitment inconsistent with his obligations set forth in this Agreement, and that, during the Term, he will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement. Executive hereby further confirms that he has terminated any existing employment agreement, that he may have had any other corporation, firm, entity or person, prior to the date hereof, without restriction on the type of business activities contemplated under this Agreement.

4. Compensation; Benefits.

4.1 Base Salary. During the Term, Executive’s base salary shall be paid at a rate of $110,000 per annum until January 4, 2004, and thereafter through the remainder of the Term at the rate of $120,000 per year. Base salary shall be paid in regular installments in accordance with the Company’s general payroll practices, including those related to withholding for taxes, insurance and similar items.

4.2 Benefits. During the Term, Executive shall be eligible to participate in all of the Company’s benefit plans or programs that have been established for executive officers of the Company at the same level as Executive, to the extent that Executive meets the requirements for each individual plan. The Company provides no assurances as to the adoption or continuance of any particular benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the terms, provisions, rules and regulations applicable thereto.

4.3 Expenses. During the Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of his duties under this Agreement in accordance with the Company’s customary and normal practices, subject to the presentment of appropriate vouchers in accordance with the Company’s normal policies for expense verification. Executive’s services shall include providing such entertainment as Executive deems to be in the business interests of the Company. In order to defray the expenses of such entertainment and of maintaining necessary facilities, Company shall periodically provide Executive with an annual expense account mutually agreeable to the Company and Executive. When Executive travels, he shall submit bills for all necessary costs of transportation, communications, hotel accommodations, and the like. The Company shall promptly pay or reimburse these bills as corporate expenses.

4.4 Incentive Compensation. During the Term, Executive shall be eligible to participate in all of the Company’s incentive compensation plans and arrangements.

4.5 Automobile. The Company shall pay to Executive on a monthly basis an automobile allowance in the amount of $1,000 per month. Executive shall insure his automobile and provide proof thereof if requested.

4.6 Other Benefits. This Agreement shall not supersede or be deemed to be in lieu of any rights, benefits and privileges to which Executive may be entitled under any retirement, pension, profit-sharing, insurance, hospital or other plans or agreement which may now be in effect or which may hereafter be adopted by the Company.

5. Term. The term of this Agreement (the “Term”) shall be from the date hereof until the earlier of (a) January 3, 2006 or (b) the occurrence of any of the following events:

5.1 Death: Disability. The death or total disability of Executive (total disability meaning the failure to fully perform normal required Services hereunder for a period of six (6) consecutive months during any consecutive twelve (12) month period during the term hereof, as determined by an independent medical doctor jointly chosen by the Executive and the Company by reason of mental or physical disability); or

5.2 Company Cause. The termination by Company of Executive’s Services hereunder, upon seven (7) days prior written notice to Executive, for “Company Cause”, as determined by the Board of Directors. For purposes of this Agreement, “Company Cause” for termination of Executive’s Services shall exist if (i) Executive has engaged in conduct that is materially injurious to Company or an Affiliate (as hereinafter defined) of Company; (ii) if Executive has committed a fraud on, or misappropriation of the assets of, Company or an Affiliate of Company; (iii) if Executive has been convicted of, pleads guilty or confesses to, or entered a plea of nolo contendere to, a crime that constitutes a felony; (iv) or upon Executive’s gross negligence or willful misconduct with respect to Company or an Affiliate of Company; or

5.3 Executive Cause. The termination by Executive of Executive’s Services hereunder, upon seven (7) days prior written notice to the Company, for “Executive Cause”. For purposes of this Agreement, “Executive Cause” for termination of Executives’s Services shall exist (A) if Company has defaulted under the terms of this Agreement and has failed to cure such default within thirty (30) days of receipt from Executive of written notice of such default; (B) if Executive is required to relocate outside the state in which he is located as of the date of this Agreement; or (C) if there is a material decrease in the value of Executive’s compensation and benefits without Executive’s prior written consent.

As used in this Agreement, the term “Affiliate” with respect to any person shall mean any other person controlling, controlled by or under common control with such person and the term “Control” shall mean the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise.

6. Effect of Termination. If this Agreement is terminated prior to the second anniversary date hereof pursuant to Sections 5.1 or 5.3 hereof, the Executive shall be entitled to all compensation and benefits provided under Section 4 for six (6) months following the effective date of such termination (the “Termination Date”). If the termination is pursuant to Section 5.2 hereof, the Executive shall be entitled only to compensation and benefits earned or accrued under Section 4 through the Termination Date but from and after the Termination Date, no additional compensation or benefits shall be due to Executive hereunder.

7. Partial Restraint on Post-termination Competition.

7.1 Definitions. For the purposes of this Section 7, the following definitions shall apply:

(a) “Company Activities” means the business conducted by the Company during the term of this Agreement, or by Company‘s predecessor in interest prior to the date hereof, including the business of designing, developing, manufacturing, marketing and distributing licensed and branded promotional products and imprinted sportswear.

(b) “Competitor” means any business, individual, partnership, joint venture, association, firm, corporation or other entity, other than the Company or its Affiliates, engaged, wholly or partly, in Company Activities.

(c) “Competitive Position” means (i) the direct or indirect ownership or control of all or any portion of a Competitor; or (ii) any employment or independent contractor arrangement with any Competitor whereby Executive will serve such Competitor in any managerial capacity.

(d) “Confidential Information” means any confidential, proprietary business information or data belonging to or pertaining to Company or any Affiliate of Company and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding Company’s Customers or acquisition targets, business plans, marketing strategies, suppliers, manufacturers, sales representatives and distributors.

(e) “Customer” means actual customers or prospective customers of Company.

(f) “Noncompete Period” or “Nonsolicitation Period” means the period beginning on the date hereof and ending on the second anniversary of the termination of Executive’s employment with Company.

(g) “Territory” means the area within a one hundred (100) mile radius of any corporate office or job site of Company or any of its subsidiaries, Affiliates or divisions in existence at any time during the Noncompete Period.

(h) “Work Product” means any and all work product, property, data documentation or information of any kind, prepared, conceived, discovered, developed or created by Executive for Company or any of its Affiliates, or any of Company’s or its Affiliates’ clients or customers for utilization in Company Activities, not generally known by or not readily ascertainable by proper means by other persons who can obtain economic value from their disclosure or use.

7.2 Confidential Information.

(a) Executive hereby agrees that with regard to any Confidential Information, during the Term and the Noncompete Period:

(i) Executive shall not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business conducted under any corporate or trade name of Company or name similar thereto, without the prior written consent of Company;

(ii) Executive shall hold in confidence all Confidential Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, produce, reproduce, copy, appropriate or otherwise communicate any Confidential Information, without the prior written consent of Company; and

(iii) Executive shall immediately notify Company of any unauthorized disclosure or use of any Confidential Information of which Executive becomes aware. Executive shall assist Company, to the extent necessary, in the procurement or any protection of Company’s rights to or in any of the Confidential Information.

(b) Upon the request of Company and, in any event, upon the termination of Executive’s employment with Company, Executive shall deliver to Company all memoranda, notes, records, manuals and other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of Executive’s services hereunder or Company’s business or containing Confidential Information, whether made or compiled by Executive or furnished to Executive.

(c) To the greatest extent possible, all Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. ‘ ‘ 101 et seq., as amended) and owned exclusively by Company. Executive hereby unconditionally and irrevocably transfers and assigns to Company all rights, title and interest Executive may have in or to any and all Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Executive agrees to execute and deliver to Company any transfers, assignments, documents or other instruments which Company may deem necessary or appropriate to vest complete title and ownership of any and all Work Product, and all rights therein, exclusively in Company.

7.3 Noncompetition.

(a) The parties hereto acknowledge that Executive is conducting Company Activities throughout the Territory. Executive acknowledges that to protect adequately the interest of Company in the business of Company it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory.

(b) Executive hereby agrees that, during the Term and, thereafter, during the Noncompete Period, Executive will not, in the Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position. Executive shall notify Company promptly in writing if Executive receives an offer of a Competitive Position during the Noncompete Term, and such notice shall describe all material terms of such offer.

Nothing contained in this Section 7 shall prohibit Executive from acquiring not more than ten percent (10%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

7.4 Nonsolicitation. Executive hereby agrees that Executive will not, during the Noncompete Period, either directly or indirectly, alone or in conjunction with any other party:

(a) solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by Company; or

(b) solicit or attempt to solicit any employee, consultant, contractor, sales representative or other personnel of Company or any of its Affiliates or subsidiaries to terminate, alter or lessen that party’s affiliation with Company or such Affiliate or subsidiary or to violate the terms of any agreement or understanding between such employee, consultant, contractor, sales representative or other person and Company.

7.5 Binding Arbitration. Any dispute whether or not the Executive has violated the provisions of this Section 7 shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Hamilton County, Tennessee. Each of the Executive and the Company shall select one arbitrator and pay the costs of the arbitrator selected by him or it and the two arbitrators so selected shall select a third arbitrator. The cost of the third arbitrator and all other costs of the arbitration shall be split equally between the Executive and the Company, except for attorneys fees, which shall be paid by the party employing such attorney.

8. Stock Options

Company shall grant Executive options to acquire Company common stock as follows:

Shares - 300,000

Option Price - $0.025 per share

Vesting - Two year vest in full

Term - Five Years

The foregoing options shall be granted pursuant to the Company’s Stock Plan and shall be governed by an Award Agreement to be entered into by Company and Executive.

9. Miscellaneous

9.1 Entire Agreement. This Agreement (including the schedules) constitutes the sole understanding of the parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

9.2 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, assigns and personal representatives. Without the prior written consent of the other parties hereto, neither party may not assign its rights, duties or obligations hereunder or any part thereof to any other person or entity.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

9.4 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, assigns and personal representatives. Without the prior written consent of the other parties hereto, neither party may not assign its rights, duties or obligations hereunder or any part thereof to any other person or entity.

9.5 Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

9.6 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

9.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail or overnight courier service, postage or fees prepaid, or at such other address or number for a party as shall be specified by like notice.

If to the Company:

Next, Inc.

7625 Hamilton Park Drive

Suite 12

Chattanooga, Tennessee 37421

and if to Executive or RAE to:

6419 Bay Shore Drive

Harrison, Tennessee 37341

Any notice which is delivered personally or by telecopy transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Any notice which is addressed and mailed or sent by courier in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

9.9 Governing Law; Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of Tennessee without giving effect to the principles of conflicts of law thereof. No provision of this agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

9.10 References. Whenever reference is made in this Agreement to any section, schedule or exhibit, such reference shall be deemed to apply to the specified section of this Agreement or the specified schedule or exhibit to this Agreement.

9.11 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Company:

NEXT, INC.

By:	/s/ DAN F. COOKE

Name:	Dan F. Cooke
Title:	Chairman of the Board

Executive:

/s/ CHARLES L. THOMPSON

Charles L. Thompson

RAE:

RAE & COMPANY

By:	/s/ CHARLES L. THOMPSON

Charles L. Thompson